UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2012

DORMAN PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-18914	23-2078856
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania	18915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

N/A

Former name, former address, and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2012, Dorman Products, Inc. (the “Company”) and BREP I, entered into a new real estate lease (the “Lease”) for the Company’s principle corporate offices located at 3400 East Walnut Street, Colmar, PA (the “Premises”). The Premises consists of approximately 342,000 square feet of office, warehouse, and storage space. The existing lease for the Company’s principle corporate offices between the Company and BREP I will expire on December 28, 2012. The term of the Lease will begin on December 29, 2012 and expire on December 31, 2017, unless terminated or renewed in accordance with its terms.

The Lease is a triple net non-terminable lease under which the Company is responsible for all expenses attributable to the Premises (including maintenance and repair) and the conduct of its operations in compliance with all applicable laws and regulations. Under the Lease, the Company will pay BREP I annual rent of $4.40 per square foot, subject to an annual rent increase based on the Consumer Price Index, All Urban Consumers U.S. City Average, All Items. The approximate amount of rent expected to be paid over the life of the five year life of the Lease is $8 million.

BREP I is a limited partnership of which Steven Berman, the Company’s Chairman and Chief Executive Officer, and his family members are partners.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Lease with a Commencement Date of December 29, 2012 between the Company and BREP I for the premises located at 3400 East Walnut Street, Colmar, PA, 18915.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: November 16, 2012	By:	/s/ Matthew Kohnke
	Name:	Matthew Kohnke
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Lease with a Commencement Date of December 29, 2012 between the Company and BREP I for the premises located at 3400 East Walnut Street, Colmar, PA, 18915.